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                                                                     EXHIBIT 2.5

                       STOCK PLEDGE AND GUARANTY AGREEMENT
                               OF KENNETH H. SMITH

         THIS STOCK PLEDGE AGREEMENT (this "Agreement"), dated as of February 15, 1999, by and between KENNETH H. SMITH, an individual resident of the State of Georgia (the "Pledgor"), and U.S. TECHNOLOGIES INC., a Delaware corporation ("Pledgee").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain promissory note, dated as of the date hereof, executed by Pledgor in favor of Pledgee in the principal amount of $1,234,832 (the "Note"), Pledgee has agreed to extend certain financial obligations to Pledgor; and

         WHEREAS, Pledgor is the owner of 3,000,000 shares of the common stock, $.02 par value, of the Pledgee; and

         WHEREAS, as a condition to Pledgee's willingness to extend the financial accommodations to Pledgor evidenced by the Note, Pledgee has required that Pledgor execute this Agreement in order to further secure the obligations under the Note and under the agreements and personal guaranties provided by Pledgor herein;

         NOW, THEREFORE, in consideration of the premises and the covenants set forth herein the parties hereto agree as follows:

25. Security for Obligations. This Agreement is given to Pledgee as security for the full, prompt and complete performance and satisfaction of the agreements and personal guaranties provided by Pledgor herein and for the full, prompt and complete payment and performance in full when due of the indebtedness under the Note (the obligations of Pledgor hereunder and under the Note being referred to, collectively, as the "Obligations").

26. Guaranties. The Pledgor hereby personally, primarily, fully and unconditionally guarantees the full, prompt and complete performance and satisfaction by Technology Manufacturing & Design, Inc., a Texas corporation ("TMD") (51% of the voting stock of which is owned by GWP, Inc., a Georgia corporation, which, as of the date hereof, is wholly-owned by Pledgor) and by GWP, Inc. of the following:

         (a) The full, prompt and complete satisfaction and performance by TMD of all of its obligations under and pursuant to the Loan and Security Agreement between TMD and Fidelity Funding, Inc., dated as of November 30, 1998;

         (b) The full, prompt and complete satisfaction and performance by TMD of all of its obligations pursuant to Section 8.2 of the Amended and Restated Stock Purchase Agreement between TMD and GWP, Inc., dated as of October 5, 1998;




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         (c)      The maintenance by GWP, Inc., at all times during which the
                  Obligations remain outstanding or unsatisfied, of the ownership and control of at least 51% of the voting shares and voting control of TMD; provided that this provision shall be deemed satisfied if Pledgee retains collateral under that certain Stock Pledge and Guaranty Agreement between GWP, Inc. and Pledgee, dated as of the date hereof (the "GWP Pledge Agreement"), which, at all times, is equal to at least 51% of the voting shares and voting control of TMD;

         (d) The full, prompt and complete satisfaction and performance by GWP, Inc., of all of its obligations and guaranties under and pursuant to the GWP Pledge Agreement; and

         (c) The full, prompt and complete satisfaction and performance by TMD of all of its obligations under and pursuant to that certain Agreement of Non-Dilution between TMD and Pledgee, dated as of the date hereof (the "TMD Non-Dilution Agreement").

Any failure of TMD or GWP, Inc. to fully, promptly and completely perform and satisfy the obligations and performance guaranteed by the Pledgor hereby shall be deemed a breach of the guaranties and agreements herein, and thereby, a breach of the Obligations.

27. Pledge of Collateral. Pledgor hereby pledges, assigns, grants a security interest in, transfers and delivers unto Pledgee a continuing security interest in each of the following (collectively, the "Collateral"):

         (a) all of Pledgor's right, title and interest in and to 3,000,000 shares of stock of U.S. Technologies Inc., $.02 par value, described in, and evidenced by, certificates no(s). 8397, 8398, 8399, 8400, 8401, 8426, 8427, 8428, 8429, 8430, 8431,
                  8432, 8434 (the "Pledged Shares")and the said certificates representing the Pledged Shares, and all dividends, cash, securities, instruments, rights and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares, including, without limitation, all additional shares of capital stock of the issuer of the Pledged Shares from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares and the certificates, if any, representing such additional shares (the "Additional Shares");

         (b) all other rights appurtenant to the property described in clause (a) above (including, without limitation, voting rights); and

         (c) all cash and non-cash proceeds of any and all of the foregoing.

         Upon and as of the execution of this Agreement, Pledgor has delivered to Pledgee the certificate(s) representing the Pledged Shares, accompanied by proper instruments of assignment duly executed in blank by Pledgor.

28. Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to Pledgee, as of the date hereof, that:



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         (a)      Pledgor is the sole holder of record and beneficial owner of the Pledged Shares, free and clear of any pledge, hypothecation, assignment, lien, charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever created by Pledgor thereon or affecting the title thereto other than as created by this Agreement.

         (b) Pledgor has the right and all requisite authority to pledge, assign, grant a security interest in, transfer and deliver the Collateral to Pledgee as provided in this Agreement.

         (c) This Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (d) No consent, approval, authorization or other order of any person is required for (i) the execution and delivery of this Agreement by Pledgor or the delivery by Pledgor of the Collateral to Pledgee as provided herein, or (ii) for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of the Collateral by laws affecting the offering and sale of securities generally.

         (e) Upon the delivery to Pledgee of the certificates representing the Pledged Shares, Pledgee will have a valid and perfected security interest therein subject to no prior lien.

         The representations and warranties set forth in this Section 4 shall survive the execution and delivery of this Agreement.

29.      Voting and Dividend Rights.

         (a) Unless and until the full, prompt and complete performance and satisfaction of the Obligations has occurred:

                  (i) Pledgee, or its nominee or nominees, shall have the sole and exclusive right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares and may exercise such powers in such manner as Pledgee, in its sole discretion, shall determine to be necessary, appropriate or advisable, and, if Pledgee shall so request in writing, Pledgor agrees to execute and deliver to Pledgee such other and additional powers, authorizations, proxies, dividends and such other documents as Pledgee may reasonably request from time to time to secure to Pledgee the rights, powers and authorities intended to be conferred upon Pledgee by this subsection (b); and

                  (ii) all dividends and other distributions on the Pledged Shares shall be paid directly to Pledgee and retained by it as part of the Pledged Shares, subject to the terms of this Agreement, and, if Pledgee shall so request in writing, Pledgor agrees to execute and deliver to the Pledgee from time to time appropriate additional dividend, distribution and other orders and documents to that end.



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30.      Covenants. Pledgor covenants and agrees that:

         (a) Pledgor will not, without the prior written consent of Pledgee, sell, assign, transfer, mortgage, pledge or otherwise encumber any of Pledgor's rights in or to the Collateral or any dividends or other distributions or payments with respect thereto or grant a lien on any thereof.

         (b) Pledgor will, at Pledgor's own expense, execute, acknowledge and deliver all such instruments and take all such action as Pledgee from time to time may reasonably request in order to ensure to Pledgee the benefits of the first priority lien on and to the Collateral intended to be created by this Agreement.

         (c) Pledgor will defend the title to the Collateral and the lien of Pledgee thereon against the claim of any person claiming against or through Pledgor and will maintain and preserve such Lien so long as this Agreement shall remain in effect.

         (d) Pledgor will cause the Collateral to consist, at all times, of voting securities of TMD which are equal to at least 51% of the voting securities and voting control of TMD.

         (e) The Pledgor will fully, promptly and completely satisfy and perform the obligations of Pledgor pursuant to Section 6 of that certain Severance Agreement between Pledgor and Pledgee, dated as of February 11, 1999.


31. Event of Default. Any of the following specified events shall constitute an Event of Default under this Agreement:

         (a)      any breach by the Pledgor of the Obligations;

         (b) any representation, warranty or statement made by Pledgor in connection with this Agreement shall have been false or misleading in any material respect when made; or

         (c) any failure by Pledgor to observe or perform any covenant or agreement set forth in this Agreement.

32.      Remedies.

         (a) Upon the occurrence of an Event of Default, or at any time during the term of this Agreement at which such Event of Default is continuing, Pledgee is hereby authorized and empowered, at its election and in addition to those rights and remedies provided it in Section 5 of this Agreement, to transfer and register in its or its nominee's name the whole or any part of the Collateral, in which case Pledgee shall be credited with a payment towards the Obligations in an amount equal to the value of the Collateral so transferred.

         (b) Pledgor agrees that Pledgor will not interfere with any right, power and remedy of Pledgee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Pledgee of any one or more such rights, powers or remedies. No failure or delay on the part of Pledgee to


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                  exercise any such right, power or remedy, and no notice or demand which may be given to or made upon Pledgor by Pledgee with respect to any such remedies, shall operate as a waiver thereof, or limit or impair Pledgee's right to take any action or to exercise any power or remedy hereunder without notice or demand, or prejudice Pledgee's rights as against Pledgor in any respect.

         (c) The rights and remedies of Pledgee hereunder and under the Note are cumulative and concurrent and may be pursued separately, successively or together at the sole discretion of Pledgee and may be exercised as often as the occasion thereof shall arise. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

33.      Miscellaneous.

         (a) This Agreement shall be binding upon Pledgor and Pledgor's successors and assigns, and shall inure to the benefit of, and be enforceable by, Pledgee and its successors, transferees and assigns. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of Pledgee and Pledgor.

         (b) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Georgia.

34. Pledgee Appointed Attorney-in-Fact; Indemnity. Pledgee, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable while the Obligations remain outstanding and coupled with an interest.

35. No Waiver. No failure on the part of Pledgee to exercise, and no delay on the part of Pledgee in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Pledgee of any right, power or remedy hereunder preclude any other or further right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

36. Further Assurances. At Pledgor's expense, Pledgor will do all such acts, and will furnish to Pledgee all such financing statements, certificates and other documents and will do or cause to be done all such other things as Pledgee may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights intended to be granted to Pledgee hereunder.

37. Notices. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party's signature (as may be amended by notice from time to time), by hand, by courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid.

38. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or



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         unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

39. Attorney's Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorney's fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         IN WITNESS WHEREOF, the parties hereto have caused this Stock Pledge and Guaranty Agreement to be duly executed under seal as of the date first above written.

                                     "PLEDGOR"



                                     /s/ Kenneth H. Smith            (SEAL)
                                     --------------------------------
                                     KENNETH H. SMITH

                                     Address:  3901 Roswell Road, Suite 300
                                               Marietta, Georgia 30062


                                     "PLEDGEE"

                                     U.S. TECHNOLOGIES, INC.


                                     By: /s/ John P. Brocard
                                         ------------------------------------
                                     Name:   John P. Brocard
                                             --------------------------------
                                     Title:  Executive Vice President
                                             --------------------------------

                                     Address:  3901 Roswell Road, Suite 300
                                               Marietta, Georgia 30062





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